Exhibit 16.1

June 1, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

United States

Dear Sirs/Madams:

We have read Item 4.01 of Zai Lab Limited’s Form 8-K/A dated June 1, 2022, and have the following comments:

1.	We agree with the statements made in the section “Dismissal of Independent Registered Public Accounting Firm and Auditor”.

2.	We have no basis on which to agree or disagree with any statements made outside of the aforementioned section under Item 4.01.

Yours sincerely,

/s/ Deloitte Touche Tohmatsu Certified Public Accountants LLP

Deloitte Touche Tohmatsu Certified Public Accountants LLP